Exhibit 1.4

AMENDMENT NO. 1
(the “Amendment”)
to the At Market Issuance Sales Agreement
dated 14th December 2023

13 February 2024

BETWEEN:

SEANERGY MARITIME HOLDINGS CORP., of the Republic of the Marshall Islands (the “Company”); and

B. RILEY SECURITIES, INC., 299 Park Avenue, 21st Floor, New York, New York 10171, (the “Agent”).

W H E R E A S:

A.
By virtue of the At Market Issuance Sales Agreement dated 14th December 2023 made between the Company and the Agent (the “Agreement”), the Company has agreed to issue and sell through or to the Agent, as sales agent and/or principal, shares of the Company’s common stock, par value $0.0001 per share, upon the terms and conditions contained therein.

B.	The Company and the Agent desire to enter into this Amendment for the purpose of the Company adding certain individuals in Schedule 3 of the Agreement.

N O W  I T  I S  H E R E B Y  M U T U A L L Y  A G R E E D as follows:

Schedule 3 of the Agreement is hereby amended and restated as follows:

“

Notice Parties

The Company

with copy to:

The Agent

with a copy to:

”

Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile transmission or email of a .pdf attachment.

Section 18 of the Agreement shall apply to this Amendment as if it was expressly incorporated in it.

IN WITNESS WHEROF the undersigned have executed this agreement as of the date first above written.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Director/CEO/Chairman

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title	Co-Head of Investment Banking